Execution Copy

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 12, 2014 by and between Cancer Genetics, Inc., a Delaware corporation (the “Purchaser”), and BioServe Biotechnologies Ltd., a Maryland corporation (the “Seller”). The Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Seller is the owner of 43,918 Equity Shares (defined below) of BioServe Biotechnologies (India) Private Limited, a private limited company incorporated under the Companies Act, 1956 (the “Company”), representing 14.63% of the issued and outstanding Equity Shares of the Company (the “Sale Shares”);
WHEREAS, the Seller desires to sell, and the Purchaser desires to acquire, the Seller’s entire right, title, and interest in and to the Sale Shares;
WHEREAS, simultaneously with the transactions contemplated hereby, Cancer Genetics (India) Private Limited, a company currently under incorporation under the Indian Companies Act, 2013 (“CGI India”), which will be a wholly-owned subsidiary of the Purchaser, intends to purchase 158,962 Equity Shares of the Company from the Selling Shareholders (the “Primary Transaction”) pursuant to the terms of the Primary Purchase Agreement (defined below); and
WHEREAS, following the consummation of the transactions contemplated hereby and the Primary Transaction, the Purchaser and CGI India together shall own (or control through the BioServe India (ESOP) Trust) all of the issued and outstanding Equity Shares of the Company.
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETATION
1.1    Definitions.
(a)    Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Primary Purchase Agreement.
(b)    As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Applicable Law” means any U.S. or Indian law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement, permit, license, authorization, approval or governmental requirement enacted, promulgated, entered into, agreed with or imposed by any governmental authority.
“Escrow Agent” means Continental Stock Transfer & Trust, or any successor thereto acting as escrow agent under the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, to be entered into by and among the Escrow Agent, the Purchaser, and the Seller, on terms reasonably acceptable to the Purchaser.
“Equity Shares” means fully paid up equity shares of the Company of face value of INR 10/- (Indian Rupees Ten Only) each.
“Primary Purchase Agreement” means that certain Share Purchase Agreement, dated as of the date hereof, by and among the Purchaser, the Seller, and the other parties named therein.
“Purchaser Common Stock” means common stock, par value $0.0001, of the Purchaser.
“Relevant Authority” means any U.S. or Indian government, or any governmental, non-governmental, legislative, executive, administrative, fiscal, judicial or regulatory, authority, body, board, ministry, department, commission, tribunal, agency, instrumentality or other Person exercising legislative, executive, administrative, fiscal, judicial or regulatory functions (including any court, tribunal, mediator or arbitrator of competent jurisdiction), having jurisdiction over the matter in question, whether as of the date of this Agreement or thereafter, in any jurisdiction or political sub-division and includes any relevant taxation authority.
“Stock Consideration Shares” means Eight Thousand Six Hundred Eighty-Seven (8,687) shares of Purchaser Common Stock.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Primary Purchase Agreement, and each other agreement, document, instrument, or certificate to be executed by either Party in connection with the consummation of the transactions contemplated hereby.
1.2    Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof:
(a)    The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof.
(b)    Words importing the masculine gender shall also include the feminine and neutral genders, and vice versa.
(c)    Words importing the singular shall also include the plural, and vice versa.
(d)    The words “including” and “include” shall mean “including, without limitation,” and “include, without limitation,” respectively.
(e)    Any references to INR is to Indian rupees and any reference to US$ or USD is to United States dollars.
(f)    Any reference to a writing includes typing, printing, and any form of electronic communication.
(g)    Any reference to a document is to that document as amended, varied, or novated from time to time otherwise than in breach of this Agreement or the Transaction Documents.
(h)    Any references to a company’s issued share capital shall include equity shares as well as preference shares issued by that company.
1.3    Incorporation by Reference. To the extent that the Primary Purchase Agreement is incorporated by reference herein, all references therein (i) to “this Agreement” shall be deemed to be references to this Agreement; (ii) to “CGI” shall be deemed to be references to the Purchaser; (iii) to “the Sale Shares” shall be deemed to be references to the Sale Shares as defined in this Agreement; (iv) to “the date hereof” shall be deemed to be references to the date of this Agreement; (v) to the “transactions contemplated hereunder” shall be deemed to be references to the transactions contemplated by this Agreement; (vi) to “Applicable Laws” shall be deemed to be references to Applicable Laws as defined in this Agreement; (vii) to “Transfer Completion Date” shall be deemed to be references to the Closing Date; (viii) to “Transfer Completion” shall be deemed to be references to the Closing; (ix) to the “Effective Date” shall be deemed to be references to the date of this Agreement; and (x) to “Warranties” shall be deemed to be references to the representations and warranties of the Seller set forth in ARTICLE III hereof.
ARTICLE II

PURCHASE AND SALE OF THE SALE SHARES
2.1    Purchase and Sale of the Sale Shares; Consideration.
(i)    Upon the terms and subject to the conditions of this Agreement, at the Closing (defined below) the Seller shall sell, assign, transfer, and deliver its entire right, title, and interest in and to the Sale Shares to the Purchaser, and the Purchaser shall purchase and acquire Seller’s entire right, title, and interest in and to the Sale Shares.
(j)    Subject to adjustment in accordance with this Section 2.1(b) and Section 2.2, the aggregate consideration to be paid by the Purchaser to the Seller for the Sale Shares shall have a value equal to One Hundred Twenty Seventy Thousand Nine Hundred Ninety Five and 00/100 Dollars ($127,995) (the “Purchase Price”). Notwithstanding the foregoing, if the Company’s debt exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000) (or its equivalent in Indian Rupees) then, in such an event, the Purchase Price shall be reduced by such excess amount dollar for dollar. For the avoidance of doubt, the reduction in the Purchase Price, as payable to the Seller, shall be in proportion to the Seller’s shareholding in the Company as of the date hereof.
(k)    Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall pay the Purchase Price as follows:
(i)    First, the Seller shall remit an amount equal to Four Thousand Three Hundred Five and 00/100 Dollars ($4,305) to the Indian Income Tax Authority as withholding Tax applicable to the transfer of the Sale Shares as contemplated hereby; and
(ii)    Second, the Purchaser shall cause its transfer agent to issue the Stock Consideration Shares in the name of the Seller and to deliver the Stock Consideration Shares to the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.
2.2    Terms of the Escrow Agreement.
(a)    In accordance with the terms of the Escrow Agreement and subject to adjustment in accordance with Section 2.2(b), the Escrow Agent shall release the Stock Consideration Shares to the Seller as follows:
(i)    Seventy-Five Percent (75%) of the Stock Consideration Shares shall be released on the date that is six (6) months after the Closing Date;
(ii)    Twelve and one-half percent (12.5%) of the Stock Consideration Shares shall be released on the date that is twelve (12) months after the Closing Date; and
(iii)    Twelve and one-half percent (12.5%) of the Stock Consideration Shares shall be released on the date that is eighteen (18) months after the Closing Date.
(b)    In accordance with the terms of the Escrow Agreement, the Purchaser shall be entitled to reduce the number of Stock Consideration Shares, on a dollar for dollar basis, with each Stock Consideration Share valued as set forth in the Escrow Agreement, to satisfy indemnification obligations of the Seller arising pursuant to the Transaction Documents.
(c)    The Escrow Agreement shall prohibit transfers of any of the Stock Consideration Shares, directly or indirectly, for a period of six (6) months after the Closing Date.
(d)    The Seller shall provide the Escrow Agent with duly endorsed stock powers signed in blank with respect to the Stock Consideration Shares.
(e)    The stock certificates representing the Stock Consideration Shares shall bear the Company’s standard securities law restrictive legend and a legend referring to transfer restrictions in this Agreement.
2.3    CP Completion Notice.
(a)    The Seller shall forthwith upon satisfaction of the conditions specified in Section 6.2 (which shall not, in any event, be later than ninety (90) days from the date hereof), give the Purchaser a written notice of the same (“CP Completion Notice”), and provide all supporting documents, as applicable and/or requested by the Purchaser.
(b)    On the date of the CP Completion Notice, the Seller shall deliver or cause to be delivered to the Purchaser, written confirmation from the Seller that as on the date of the CP Completion Notice:
(i)    no event has occurred which has or may have a Material Adverse Effect; and
(ii)    the representations and warranties of the Seller set forth in ARTICLE III are true, accurate and complete and that it is not aware of any matter or thing which is in breach of, could possibly breach or be inconsistent with any of such representations and warranties.
(c)    On receipt of the CP Completion Notice, the Purchaser, through its advisors/counsel, shall then satisfy itself as to the fulfillment of the conditions set forth in ARTICLE VI.
(d)    The Seller shall co-operate and provide all information and assistance to the Purchaser and/or its advisors and authorized representatives to enable them to verify the documents provided by the Seller. In the event the Purchaser is satisfied with the fulfillment of all the conditions set forth in ARTICLE VI, the Purchaser shall intimate in writing to the Seller of a date, which shall not be later than 30 (thirty) Business Days after the date of the CP Completion Notice. The date so indicated by the Purchaser shall be referred to as the “Closing Date.”
2.4    Waiver of Conditions. The Purchaser may waive all or any of the conditions set forth in Section 6.2 at any time by a notice in writing to the Seller, subject to such conditions which the Purchaser may deem fit. Alternatively, the Purchaser may, in its sole discretion, decide to convert any conditions set forth in Section 6.2 into a post-Closing condition by written notice thereof to the Seller.
2.5    Obligations of the Seller.
(a)    The Seller shall use its best endeavors to ensure that the conditions set forth in Section 6.2 shall be fulfilled as soon as possible, but in no event after the Long Stop Date.
(b)    If at any time, the Seller becomes aware of a fact or circumstance that might prevent any of the conditions set forth in ARTICLE VI from being satisfied, it shall immediately inform the Purchaser in writing of the same.
2.6    Closing; Closing Deliverables.
(a)    The closing of the transactions contemplated hereby (the “Closing”) shall take place at the time and place mutually agreed upon by the Parties on the Closing Date.
(b)    The Seller shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:
(i)    A certificate signed by the Seller to the effect that (A) the representations and warranties set forth in ARTICLE III contained in this Agreement (including, without limitation, Section 3.1) continue to be true and correct as on the Closing Date with the same effect as though such representations and warranties have been made as of such date; (B) that all approvals, consents, authorizations from the statutory and/or regulatory authorities in the United States or India, if any, that are required for consummation of the transaction contemplated herein have been obtained and where required declarations and/or filings have been made with such statutory and/or regulatory authorities; and (C) the conditions set forth in Section 6.2 have been satisfied;
(ii)    A certificate signed by the Seller to the effect that no existing or imminent Material Adverse Effect has taken place or is reasonably expected to take place in relation to or in connection with the business of the Company;
(iii)    The original shares certificate in respect of the Sale Shares and signed and stamped shares transfer forms for the transfer of the Sale Shares;
(iv)    The Company’s Secretary Certificate required by Section 5.1.2(c)(iv) of the Primary Purchase Agreement;
(v)    The documents pertaining to Form FC-TRS required by Section 5.1.2(d) of the Primary Purchase Agreement;
(vi)    A consent letter, in the form and content as specified on Schedule 4 to the Primary Purchase Agreement, consenting to the transfer of the Seller’s Sale Shares to the Purchaser indicating the number of Sale Shares proposed to be transferred by the Seller for the consideration specified in Section 2.1(b);
(vii)    The Escrow Agreement, duly executed by the Seller; and
(viii)    A certificate of the Secretary of the Seller, in form and substance satisfactory to the Purchaser, certifying (i) a true, correct, and complete copy of the resolutions of the Board of Directors of the Seller approving the Transaction Documents and the transactions contemplated thereby; (ii) an incumbency certificate with respect to all officers of the Seller executing the Transaction Documents; (iii) a true, correct, and complete copy of the Bylaws of the Seller; (iv) a copy of the Certificate of Incorporation of the Seller certified by the Secretary of State of the Seller’s state of incorporation; and (iv) a copy of a certificate of good standing or existence from the Secretary of State of the Seller’s state of incorporation.
(c)    The Purchaser shall execute and deliver the following documents at or prior to the Closing:
(i)    A certificate signed by the Purchaser to the effect that (A) the representations and warranties set forth in ARTICLE IV contained in this Agreement continue to be true and correct as on the Closing Date with the same effect as though such representations and warranties have been made as of such date; and (B) the conditions set forth in Section 6.3 have been satisfied; and
(ii)    The Escrow Agreement, duly executed by the Purchaser.
(d)    All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
3.1    The Warranties set forth on Schedule 3A to and in Section 16.8 of the Primary Purchase Agreement are incorporated by reference herein and the Seller is deemed to make each of the representation, warranties, and covenants of the Selling Shareholders set forth therein to the Purchaser as of the date hereof.
3.2    The obligations and acknowledgements of the Selling Shareholders set forth in Sections 7.3, 7.5, and 7.6 are incorporated by reference herein and the Seller shall be bound by the obligations and acknowledgments of the Selling Shareholders set forth therein.
3.3    The Seller represents and warrants to and for the benefit of the Purchaser that as of the date hereof, with respect to the Seller’s acquisition of the Stock Consideration Shares:
(a)    The Seller is acquiring the Stock Consideration Shares for investment for an indefinite period for the Seller’s own account, not as a nominee or agent and not with a view to the sale or distribution of any part thereof, and the Seller has no present intention of selling, granting participation in, or otherwise distributing the same. The Seller further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or other third person with respect to any of the Stock Consideration Shares.
(b)    The Seller understands that the Stock Consideration Shares are subject to the U.S. federal securities laws and applicable regulations and that the Stock Consideration Shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. The Seller represents that the Seller (a) is familiar with Securities and Exchange Commission Rule 144 as presently in effect; (b) understands the resale limitations imposed by Rule 144 and by the Securities Act; and (c) understands that the Purchaser has no obligation to satisfy the current-information requirements of Rule 144.
(c)    The Seller is an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.
(d)    The Seller understands that the acquisition of the Stock Consideration Shares involves substantial risk, including the possibility of complete loss of investment.
3.4    Each of the representations and warranties set forth in this ARTICLE III is separate and independent and, except as expressly provided in this Agreement, is not limited by: (a) reference to any other representation or warranty, and (b) any other provision of this Agreement, and no, imputed or constructive knowledge shall be attributed to the Purchaser whether before or after the Closing Date, with respect to the accuracy or inaccuracy of any representation or warranty.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to and for the benefit of the Seller that as of the date hereof:
4.1    Organization, Good Standing and Qualification. The Purchaser has been duly incorporated and organized, and validly exists under the laws of the State of Delaware, USA. The Purchaser has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted and as proposed to be conducted and has not taken any action, or failed to take any action, which would preclude or prevent it from conducting its business before and after the Closing Date.
4.2    Authorization. The Purchaser has the legal right, corporate power, and authority to, as the case may be, execute, deliver, and perform the Transaction Documents. The Purchaser has taken all necessary actions, corporate or otherwise, as applicable to it to authorize or permit the execution, delivery, and performance of this Agreement and the transactions contemplated in this Agreement.
4.3    Enforceability. The Agreement and the other Transaction Documents (as applicable) are valid and create binding obligations on the Purchaser, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, re-organization, moratorium, or similar laws affecting creditors' rights generally.
4.4    Investment Representations. With respect to the Purchaser’s acquisition of the Sale Shares:
(e)    The Purchaser is acquiring the Sale Shares for investment for an indefinite period for the Purchaser’s own account, not as a nominee or agent and not with a view to the sale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same. The Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or other third person with respect to any of the Sale Shares.
(f)    The Purchaser understands that the Sale Shares are subject to the U.S. federal securities laws and applicable regulations and that the Sale Shares may be resold without registration under the Securities Act, only in certain limited circumstances.
(g)    The Purchaser is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.
(h)    The Purchaser understands that the acquisition of the Sale Shares involves substantial risk, including the possibility of complete loss of investment.
ARTICLE V

COVENANTS
5.1    Transfer Taxes. All sales or transfer taxes, including stamp taxes, stock transfer taxes, document recording fees, and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby (“Transfer Taxes”), other than the amount paid by the Purchaser pursuant to Section 2.1(c)(i), shall be timely paid by the Seller. The Seller shall prepare and file the required tax returns and other required documents with respect to such taxes and fees, if any, and the Purchaser shall join in such filings to the extent required by Applicable Law, and the Seller shall promptly provide the Purchaser with evidence of payment of such taxes and fees.
5.2    Interim Management and Access. The obligations of the Selling Shareholders set forth in Section 9 of the Primary Purchase Agreement are incorporated by reference herein and the Seller shall be bound by the obligations of the Selling Shareholders set forth therein.
5.3    Preparation of Supporting Documents. In addition to such actions as the Parties may otherwise be required to take under this Agreement or Applicable Law to consummate this Agreement and the transactions contemplated hereby, each of the Parties hereto shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver, such certificates, agreements, and other instruments as the other Parties hereto may reasonably request from time to time, before, at, or after the Closing.
5.4    Public Announcements. No Party to this Agreement shall make any disclosure or announcements about the subject matter of this Agreement to any person without the prior written consent of the other Parties unless such public announcement is required under Applicable Law (including the United States securities laws).
5.5    Further Assurances. The Parties shall use their reasonable efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other persons as may be necessary or reasonably requested by the Purchaser in order to consummate the transactions contemplated by this Agreement. Further, each of the Parties hereto shall use its reasonable good faith efforts to take all actions and to do all things necessary, proper, or advisable following the Closing to consummate and effectuate the transactions contemplated by this Agreement.
ARTICLE VI

CONDITIONS TO CLOSING
6.1    Mutual Conditions. The obligation of the Purchaser and the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Purchaser and the Seller:
(c)    Laws. There shall not be any Applicable Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.
(d)    Absence of Litigation. There shall not be (i) any order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein; or (ii) any Action pending wherein an unfavorable order would prevent the performance of any of the Transaction Documents or the consummation of any aspect of the transactions contemplated thereby, declare unlawful any aspect of the transactions contemplated by the Transaction Documents or cause any aspect of the transactions contemplated by the Transaction Documents to be rescinded.
(e)    Government Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with or expiration of waiting periods imposed by, Applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.
(f)    Escrow Agreement. The Escrow Agent shall have executed the Escrow Agreement.
6.2    Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Purchaser:
(i)    The Conditions Precedent set forth in the Primary Purchase Agreement shall be fulfilled.
(j)    The representations and warranties of Seller contained in ARTICLE III shall be true and correct on the Closing Date.
(k)    The Seller shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by the Seller on or before the Closing.
(l)    The Primary Transaction shall have been consummated, such that CGI India is the current owner of the shares of common stock of the Company previously owned by the Promoters and the Selling Shareholders and is the holder of the absolute legal control of the BioServe India (ESOP) Trust, or shall be consummated simultaneously with the Closing.
(m)    The completion of the buy-back of the Seventy-Five Thousand (75,000) Equity Shares held by Mr. Sastry in the Company, as further described in the Primary Purchase Agreement.
(n)    All authorizations, consents, waivers, approvals, or other actions legally required in connection with the execution, delivery, and performance by the Seller of this Agreement and the instruments of transfer contemplated hereby and the consummation by the Seller of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.
(o)    The Seller shall have executed and delivered to the Purchaser the documents set forth in Section 2.6(b) and such other documents or instruments as the Purchaser reasonably requests to effect the transactions contemplated by the Transaction Documents.
6.3    Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Seller:
(a)    The representations and warranties of the Purchaser contained in ARTICLE IV shall be true and correct on the Closing Date.
(b)    The Purchaser shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.
(c)    The Purchaser shall have executed and delivered to the Seller the documents set forth in Section 2.6(c) and such other documents or instruments as the Seller reasonably requests to effect the transactions contemplated by the Transaction Documents.
6.4    Deemed Waiver. In the event that the Selling Shareholders waive any Condition Precedent set forth in the Primary Purchase Agreement, the Seller shall be deemed to waive the same conditions to Closing set forth in this Agreement.
6.5    Post-Closing Condition. At any time on or after, but no later than thirty (30) days from the Closing Date, the relevant forms for the Purchaser, if any, shall be filed with the concerned regulatory authorities including inter alia the Registrar of Companies and the RBI in accordance with the provisions of the Applicable Laws.
ARTICLE VII

INDEMNITY
7.1    Indemnification by the Seller. The provisions of Section 8 of the Primary Purchase Agreement are incorporated by reference herein and the Seller shall be bound by the rights and obligations of the Selling Shareholders set forth therein, including, for the avoidance of doubt, the limitations on liability set forth in Section 8.6 thereto.
7.2    Escrow Amount; Setoff. The Seller’s indemnification obligations shall be satisfied first out of the Stock Consideration Shares, in accordance with the provisions and procedures set forth in the Escrow Agreement. Notwithstanding the foregoing, the Purchaser shall be entitled to setoff any amount or right it may be entitled to hereunder against any amount, right, or obligation owed by the Purchaser to the Seller under this Agreement or pursuant to any other payment obligation of the Purchaser (or any of its Affiliates) to the Seller.
ARTICLE VIII

CONFIDENTIALITY
8.1    Confidential Information. The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Party (“Confidential Information”). The Parties undertake not to use any of such Confidential Information for their own corporate purposes without the prior written consent of the Party owning such information and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Party’s confidential and proprietary information relating to (i) the negotiation and contents of this Agreement; or (ii) the business and affairs of the Company or the other Party. The Parties shall also cause their respective directors, employees, officers, and any other persons to whom the above mentioned information is disclosed to abide by the confidentiality provisions of this Section.
8.2    Exceptions. The obligations of confidentiality set forth in this ARTICLE VIII shall not apply to any information that:
(a)    was developed independently by the Parties;
(b)    was known to the Party prior to its disclosure by the disclosing Party;
(c)    has become generally available to the public (other than by virtue of its disclosure by the Party receiving such information);
(d)    may be required in any report, statement, or test the Company submitted to any governmental or regulatory body;
(e)    is of a general, conceptual, or non-specific nature;
(f)    may be required in response to any summons or subpoena or in connection with any litigation;
(g)    may be required to comply with any law, order, regulation, or ruling applicable to any Party hereto;
(h)    is disclosed to its professional advisers including legal, financial, and tax advisers and auditors but only to the extent necessary subject to such advisers accepting an equivalent confidentiality obligation to that set out in this ARTICLE VIII;
(i)    in the case of the Purchaser, to any of its Affiliates, officers, investment managers, investors, trustees, investment committees, advisory boards, board of directors, legal and other advisors, statutory auditors and/ or internal auditors subject to each such Affiliate being made aware of the confidentiality obligations set out in this ARTICLE VIII; or
(j)    to the extent the receiving party received written consent to such disclosure from the relevant Party from whom it received such Confidential Information and from the Party to which that Confidential Information relates.
Prior to any disclosure in respect of a request to disclose Confidential Information under Sections 8.2(d), 8.2(e), 8.2(f), or 8.2(g), above a Party must first notify the Party owning such Confidential Information, who shall then have the opportunity to respond to and/or dispute such request; provided, however, that the Purchaser shall not be required to provide the Seller with prior notification with respect to information regarding this Agreement or the Seller that the Purchaser reasonably believes to be required by the U.S. securities laws to be disclosed in its filings with the U.S. Securities and Exchange Commission.
8.3    Survival. The provisions of this ARTICLE VIII shall survive the termination of this Agreement.
8.4    Equitable Relief. The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this ARTICLE VIII relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Parties irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction located in the State of New York, USA may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.
ARTICLE IX

NON-COMPETE; NON-SOLICIT
9.1    Non-Compete; Non-Solicit
(k)    For a period of two (2) years from the Closing Date, the Seller agrees and undertakes that the Seller and its Affiliates shall not, directly or indirectly, in the Republic of India, carry on or engage, directly or indirectly, whether through partnership or as a shareholder, promoter, joint venture, partner, collaborator or in any other manner, whether for profit or otherwise, any activity/business which is directly or indirectly competing with or related to the Business.
(l)    The Seller undertakes that it shall not solicit, canvas, or entice away any employee who is employed in managerial, professional, supervisory, technical, or administrative capacity from the Company.
9.2    Equitable Relief. The Seller agrees and acknowledges that the covenants and obligations under this ARTICLE IX relate to special, unique, and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Purchaser irreparable injury and as such, the restrictions set forth herein are reasonable in nature. Therefore, the Purchaser shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Seller and/or its Affiliates from committing any violation of the covenants and obligations contained herein.
9.3    Severability; Consideration. For the avoidance of doubt, the Parties acknowledge and agree that the obligations of the Seller under this ARTICLE IX are independent, several, and separate from one another. The Seller further agrees and acknowledges that there is no further consideration required to be paid under this ARTICLE IX and that the consideration to be paid by the Purchaser under this Agreement is good and adequate consideration for this purpose. The Seller acknowledges that the Purchase Price, as being paid pursuant to this Agreement, has been reviewed by the Seller and the Seller agrees that it is fair, adequate, and sufficient and in compliance with any and all of the internal agreements or arrangements, entered into amongst the Seller, the Promoters, and/or the Selling Shareholders.
ARTICLE X

MISCELLANEOUS PROVISIONS
10.1    Term and Termination.
(a)    This Agreement shall come into effect and force and be binding on the Parties from the date first written above, being the “Effective Date” and shall remain in full force unless terminated in accordance with the provisions of this Agreement.
(b)    If the Seller (i) does not fulfill the conditions set forth in Section 6.2 on or before the Long Stop Date or the Closing does not occur on or before the Long Stop Date; or (ii) breaches any of the provisions of this Agreement or the Transaction Documents, then the Purchaser may in its discretion elect to terminate this Agreement, by giving a notice in writing to the Seller, in which event this Agreement shall be terminated immediately with effect from the date of such notice.
(c)    The Agreement may also be terminated with mutual consent of the Parties.
10.2    Expenses. Each Party shall bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and any ancillary documents. As set forth in Section 5.1, any stamp duty and registration duty with respect to this Agreement shall be borne by the Seller.
10.3    Notices. Any notice, request, instruction, or other document to be given hereunder by any Party hereto to the other Party hereto shall be in writing and given in accordance with Section 13 of the Primary Purchase Agreement.
10.4    Assignment. The Seller shall not be entitled to assign its rights and obligations under this Agreement in any manner without the prior written consent of the Purchaser. The Purchaser shall be entitled to assign its rights and obligations under this Agreement to any one or more Affiliates without the consent of the Seller.
10.5    Relationship. None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.
10.6    No Third-Party Beneficiaries. With the exception of the Parties, the Purchaser Indemnified Parties, and the Seller Indemnified Parties, there shall exist no right of any other Person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.
10.7    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided, however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Section shall not apply.
10.8    Amendment. No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by each of the Parties.
10.9    Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No forbearance, indulgence, or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish, or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.
10.10    Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
10.11    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
10.12    Governing Law; Arbitration.
(a)    This Agreement and its performance shall be governed by and construed in all respects in accordance with the internal laws of the State of New York, without giving effect to its principles or rules of conflict or choice of laws. In the event of a dispute or difference (a “Dispute”) relating to any of the matters set out in this Guaranty, the parties hereto shall discuss in good faith to resolve the Dispute. In case the Dispute is not settled within 30 (thirty) calendar days, it shall be referred to arbitration in accordance with the Section 10.12(b) below.
(b)    All Disputes that have not been satisfactorily resolved under Section 10.12(a) above shall be referred to arbitration before a sole arbitrator to be jointly appointed by the parties hereto. In the event the parties are unable to agree on a sole arbitrator within 10 (ten) calendar days following the 30 (thirty) calendar day period specified in Section 10.12(a) above (the “Initial Period”), the matter shall be referred to a panel of arbitrators (the “Panel”) to be appointed within 10 (ten) calendar days from the expiry of the Initial Period. The parties to the Dispute (that is the party instituting the arbitration proceeding and the respondent party(s)) shall appoint 1 (one) arbitrator each to the Panel and the 2 (two) arbitrators so appointed by the parties shall together appoint 1 (one) more arbitrator to the Panel. The arbitration proceedings shall be carried out in accordance with the then prevailing rules prescribed/specified by the American Arbitration Association and the seat of arbitration shall be New York, New York, USA. The arbitration proceedings shall be conducted in the English language. Subject to Section 10.12(c) below, the parties shall equally share the costs of the arbitrator’s fees, but shall bear the costs of their own legal counsel engaged for the purposes of the arbitration.
(c)    The Panel shall make an award in writing within 60 (sixty) calendar days of the appointment of the sole arbitrator/constitution of the Panel. The award of the arbitrator(s) shall be final and conclusive and binding upon the parties hereto and non-appealable to the extent permitted by laws of the State of New York. The Parties agree that such enforcement shall be subject to the provisions of the laws of the State of New York, and no party shall seek to resist the enforcement of any award in the State of New York or elsewhere on the basis that the award is not subject to such provisions. The award rendered shall apportion the costs of the arbitration.
(d)    The parties hereto further agree that the arbitrators shall also have the power to decide on the costs and reasonable expenses (including reasonable fees of its counsel) incurred in the arbitration and award interest up to the date of the payment of the award.
10.13    Counterparts and Facsimile or PDF Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or portable document format (.pdf) transmission.
10.14    Authorization. The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Party for which they are signing.
10.15    Entire Agreement. This Agreement and the other agreements to be entered into by the Parties in accordance with this Agreement, together with any Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Stock Purchase Agreement as of the date first above written.

SELLER:
BIOSERVE BIOTECHNOLOGIES LIMITED By: /s/ Rama Modali_________ Name: Rama Modali Title: President

PURCHASER:
CANCER GENETICS, INC. By: /s/ Edward J. Sitar__________ Name: Edward J. Sitar Title: CFO

24889/14
29715959.11